EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FSI International, Inc.:

We consent to the use of our reports dated October 15, 2004, with respect to the consolidated balance sheets of FSI International, Inc. as of August 28, 2004 and August 30, 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended August 28, 2004, and the related financial statement schedule, incorporated herein by reference.

/s/ KPMG LLP

Minneapolis, Minnesota
February 10, 2005